EXHIBIT 99.1

NGL Energy Partners LP Announces First Quarter Fiscal 2018 Financial Results

•	Net loss for the first quarter of Fiscal 2018 was $63.7 million, compared to net income for the first quarter of Fiscal 2017 of $182.8 million, which included $228.8 million of one-time gains

•
Adjusted EBITDA for the first quarter of Fiscal 2018 was $38.8 million, compared to $63.8 million for the first quarter of Fiscal 2017, primarily lower as a result of the Partnership’s refined products business

•	Growth capital expenditures and other investments totaled approximately $49.7 million during the first quarter, the majority of which was related to investments in the Water Solutions segment

•	Issued 8,400,000 Class B Preferred Units for net proceeds of $203.0 million which were used to reduce indebtedness

•	Fiscal 2018 Adjusted EBITDA target has been updated to approximately $475 million to $500 million
TULSA, Okla.--(BUSINESS WIRE)--August 3, 2017--NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported a net loss for the quarter ended June 30, 2017 of $63.7 million, compared to net income of $182.8 million for the quarter ended June 30, 2016, which included a $104.1 million gain on the sale of the TLP common units and an adjustment of $124.7 million to reduce the estimated goodwill impairment charge recorded during the fourth quarter of fiscal year 2016. Adjusted EBITDA was $38.8 million for the quarter ended June 30, 2017, compared to $63.8 million for the quarter ended June 30, 2016. Distributable Cash Flow was a negative $14.6 million for the quarter ended June 30, 2017, compared to a positive $29.3 million for the quarter ended June 30, 2016.

“We continue to see significant improvement in the Water Solutions segment and volume growth on Grand Mesa, both of which are exceeding our expectations at this point in the year and continue to show positive momentum,” stated CEO Mike Krimbill.  “Our first quarter results were impacted by the continued challenges facing our Refined Products segment.  We have made adjustments to marketing contracts and reduced shipments on our allocated line space as well as purchased third-party line space when values are negative. This effort will reduce volatility in earnings and improve the performance of this segment going forward, which we have already realized in the month of July.”

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	June 30, 2017		June 30, 2016
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$4,357	$25,805	$(625)	$9,751
Refined Products and Renewables	14,496	(7,799)	149,769	37,332
Liquids	(8,772)	(1,261)	(57)	5,550
Retail Propane	(5,868)	6,596	(2,502)	7,425
Water Solutions	(1,154)	22,052	79,464	10,351
Corporate and Other	(17,726)	(6,609)	(32,149)	(6,600)
Total	$(14,667)	$38,784	$193,900	$63,809

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $25.8 million during the quarter ended June 30, 2017, compared to $9.8 million during the quarter ended June 30, 2016. The Partnership’s Grand Mesa Pipeline commenced commercial operations on November 1, 2016 and contributed Adjusted EBITDA of approximately $30.0 million during the first quarter of Fiscal 2018 as physical volumes averaged 74,354 barrels per day. Volumes have continued to increase throughout the current quarter as production in the DJ Basin grows. The average contract term on the pipeline is approximately nine years, and all contracts are fee-based with volume commitments which step up in the second and third years of operations.

The Crude Oil Logistics segment continued to be impacted by increased competition and lower margins in the majority of the basins across the United States. The Partnership continues to market crude volumes in this lower price environment to support its various pipeline, terminal and transportation assets.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated negative Adjusted EBITDA of $7.8 million during the quarter ended June 30, 2017, compared to positive Adjusted EBITDA of $37.3 million during the quarter ended June 30, 2016. The results for the quarter ended June 30, 2017 were negatively impacted by the continued decline in gasoline line space values on the Colonial Pipeline that impacted marketing margins, discretionary terminal volume profitability and line space sales. The Partnership has taken numerous steps to address the impact of the line space on its future results, including renegotiating existing contracts that limit volatility, reducing shipments on allocated space and purchasing line space at discounted values. Management expects its results from this segment to improve throughout the remainder of this fiscal year as variability in earnings tied to line space is reduced.

Refined product barrels sold during the quarter ended June 30, 2017 totaled approximately 42.3 million barrels, and increased by approximately 11.5 million barrels compared to the same period in the prior year, as a result of the increase in pipeline capacity rights purchased over the previous year and an expansion of our refined products operations. Renewable barrels sold during the quarter ended June 30, 2017 were approximately 1.6 million, compared to approximately 1.8 million during the quarter ended June 30, 2016.

Liquids

The Partnership’s Liquids segment generated negative Adjusted EBITDA of $1.3 million during the quarter ended June 30, 2017, compared to positive Adjusted EBITDA of $5.6 million during the quarter ended June 30, 2016. Our Liquids segment continued to be negatively impacted by declining prices that reduced margins, unrecovered railcar costs and excess storage capacity. Total product margin per gallon was $0.004 for the quarter ended June 30, 2017, compared to $0.023 for the quarter ended June 30, 2016. Propane volumes increased by approximately 20.4 million gallons, or 10.0%, during the quarter ended June 30, 2017 when compared to the quarter ended June 30, 2016. Butane volumes decreased by approximately 4.8 million gallons, or 5.0%, during the quarter ended June 30, 2017 when compared to the quarter ended June 30, 2016. Other Liquids volumes increased by approximately 11.0 million gallons, or 13.7%, during the quarter ended June 30, 2017 when compared to the same period in the prior year. The increase in overall volumes is primarily attributable to new long-term marketing agreements as well as the acquisition of certain natural gas liquid terminals from Murphy Energy Corporation.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $6.6 million during the quarter ended June 30, 2017, compared to $7.4 million during the quarter ended June 30, 2016. Propane sold during the quarter ended June 30, 2017 increased by approximately 1.6 million gallons, or 6.4%, when compared to the quarter ended June 30, 2016, primarily due to acquisitions made during the previous year. Distillates sold during the quarter ended June 30, 2017 decreased by approximately 0.9 million gallons when compared to the quarter ended June 30, 2016 due to warmer weather. Total product margin per gallon was $0.976 for the quarter ended June 30, 2017, compared to $0.958 for the quarter ended June 30, 2016. The increase in product margin was offset by increased operating expenses and integration costs due to the acquisitions made during the previous year.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $22.1 million during the quarter ended June 30, 2017, compared to $10.4 million during the quarter ended June 30, 2016. The Partnership processed approximately 624,000 barrels of wastewater per day during the quarter ended June 30, 2017, compared to approximately 452,000 barrels of wastewater per day during the quarter ended June 30, 2016. The segment continued to benefit from the increased rig counts in the basins in which it operates, particularly in the Permian and DJ Basins. Revenues from recovered hydrocarbons totaled $10.0 million for the quarter ended June 30, 2017, an increase of $2.8 million over the prior year period, related to increased crude oil prices and volumes.

Corporate and Other

The Adjusted EBITDA for Corporate and Other was a negative $6.6 million for both the quarter ended June 30, 2017 and the quarter ended June 30, 2016.

Capitalization and Liquidity

In June 2017, the Partnership issued 8,400,000 of 9.00% Class B Cumulative Perpetual Redeemable Preferred Units and received net proceeds from the issuance of $203.0 million, which were used to reduce the outstanding balance on its revolving credit facility and fund the repurchase of $55.0 million of senior secured notes and $17.2 million of senior notes. The Partnership amended and restated its revolving credit facility during the quarter, which included modifying its financial covenants for the quarters ending June 30, 2017, September 30, 2017 and December 31, 2017.

Total long-term debt outstanding, excluding working capital borrowings, was $2.065 billion at June 30, 2017 compared to $2.149 billion at March 31, 2017, a decrease of $84.2 million. Working capital borrowings totaled $769.5 million at June 30, 2017 compared to $814.5 million at March 31, 2017, a decrease of $45.0 million driven primarily by a reduction in accounts receivable during the quarter. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a borrowing base and are excluded from the Partnership’s debt compliance ratios. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $943.3 million as of June 30, 2017.

First Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Thursday, August 3, 2017. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 57423334. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on August 3, 2017, which can be accessed by dialing (855) 859-2056 and providing access code 57423334.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gain on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense and other. NGL also includes in Adjusted EBITDA certain inventory valuation adjustments related to NGL’s Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income, (loss) income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, cash income taxes and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

On May 26, 2017, the Partnership filed its Annual Report on Form 10-K for the year ended March 31, 2017 with the Securities and Exchange Commission. A copy of our Form 10-K can be found on the Partnership’s website at www.nglenergypartners.com. Unitholders may also request, free of charge, a hard copy of our Form 10-K.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in Thousands, except unit amounts)

	June 30, 2017	March 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,548	$12,264
Accounts receivable-trade, net of allowance for doubtful accounts of $5,407 and $5,234, respectively	652,729	800,607
Accounts receivable-affiliates	1,552	6,711
Inventories	563,093	561,432
Prepaid expenses and other current assets	96,812	103,193
Total current assets	1,333,734	1,484,207
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $400,857 and $375,594, respectively	1,769,618	1,790,273
GOODWILL	1,451,716	1,451,716
INTANGIBLE ASSETS, net of accumulated amortization of $447,392 and $414,605, respectively	1,130,073	1,163,956
INVESTMENTS IN UNCONSOLIDATED ENTITIES	190,948	187,423
LOAN RECEIVABLE-AFFILIATE	3,700	3,200
OTHER NONCURRENT ASSETS	238,926	239,604
Total assets	$6,118,715	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$522,155	$658,021
Accounts payable-affiliates	1,777	7,918
Accrued expenses and other payables	192,849	207,125
Advance payments received from customers	57,071	35,944
Current maturities of long-term debt	42,793	29,590
Total current liabilities	816,645	938,598
LONG-TERM DEBT, net of debt issuance costs of $31,007 and $33,458, respectively, and current maturities	2,834,325	2,963,483
OTHER NONCURRENT LIABILITIES	176,568	184,534

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	67,048	63,890
REDEEMABLE NONCONTROLLING INTEREST	3,251	3,072

EQUITY:
General partner, representing a 0.1% interest, 120,974 and 120,300 notional units, respectively	(50,648)	(50,529)
Limited partners, representing a 99.9% interest, 120,853,481 and 120,179,407 common units issued and outstanding, respectively	2,063,467	2,192,413
Class B preferred limited partners, 8,400,000 and 0 preferred units issued and outstanding, respectively	202,977	—
Accumulated other comprehensive loss	(2,203)	(1,828)
Noncontrolling interests	7,285	26,746
Total equity	2,220,878	2,166,802
Total liabilities and equity	$6,118,715	$6,320,379

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Three Months Ended June 30,
	2017	2016
REVENUES:
Crude Oil Logistics	$504,915	$425,951
Water Solutions	46,967	35,753
Liquids	277,814	205,049
Retail Propane	67,072	60,387
Refined Products and Renewables	2,884,637	1,994,563
Other	161	267
Total Revenues	3,781,566	2,721,970
COST OF SALES:
Crude Oil Logistics	469,470	405,230
Water Solutions	153	5,201
Liquids	271,074	190,992
Retail Propane	29,636	24,820
Refined Products and Renewables	2,871,702	1,940,087
Other	73	110
Total Cost of Sales	3,642,108	2,566,440
OPERATING COSTS AND EXPENSES:
Operating	76,469	75,172
General and administrative	24,991	41,871
Depreciation and amortization	63,879	48,906
Gain on disposal or impairment of assets, net	(11,214)	(204,319)
Operating (Loss) Income	(14,667)	193,900
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	1,816	394
Revaluation of investments	—	(14,365)
Interest expense	(49,226)	(30,438)
(Loss) gain on early extinguishment of liabilities, net	(3,281)	29,952
Other income, net	2,110	3,772
(Loss) Income Before Income Taxes	(63,248)	183,215
INCOME TAX EXPENSE	(459)	(462)
Net (Loss) Income	(63,707)	182,753
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(52)	(5,833)
LESS: NET LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	397	—
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	(63,362)	176,920
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(9,684)	(3,384)
LESS: NET LOSS (INCOME) ALLOCATED TO GENERAL PARTNER	40	(203)
LESS: REPURCHASE OF WARRANTS	(349)	—
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(73,355)	$173,333
BASIC (LOSS) INCOME PER COMMON UNIT	$(0.61)	$1.66
DILUTED (LOSS) INCOME PER COMMON UNIT	$(0.61)	$1.38
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,535,909	104,169,573
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,535,909	128,453,733

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net (loss) income to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended June 30,
	2017	2016
	(in thousands)
Net (loss) income	$(63,707)	$182,753
Less: Net income attributable to noncontrolling interests	(52)	(5,833)
Less: Net loss attributable to redeemable noncontrolling interests	397	—
Net (loss) income attributable to NGL Energy Partners LP	(63,362)	176,920
Interest expense	49,278	30,308
Income tax expense	459	462
Depreciation and amortization	68,063	52,580
EBITDA	54,438	260,270
Net unrealized (gains) losses on derivatives	(2,001)	927
Inventory valuation adjustment (1)	(19,182)	(6,837)
Lower of cost or market adjustments	4,078	501
Gain on disposal or impairment of assets, net	(11,213)	(204,355)
Loss (gain) on early extinguishment of liabilities, net	3,281	(29,952)
Revaluation of investments	—	14,365
Equity-based compensation expense (2)	8,821	22,334
Acquisition expense (3)	(318)	437
Other (4)	880	6,119
Adjusted EBITDA	38,784	63,809
Less: Cash interest expense	46,371	27,754
Less: Cash income taxes	459	462
Less: Maintenance capital expenditures	6,527	6,295
Distributable Cash Flow	$(14,573)	$29,298

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our unaudited condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
The amount for the three months ended June 30, 2017 represents reimbursement for certain legal costs incurred in prior periods, partially offset by expenses we incurred related to legal and advisory costs associated with acquisitions. The amount for the three months ended June 30, 2016 represents expenses we incurred related to legal and advisory costs associated with acquisitions.

(4)
The amount for the three months ended June 30, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline. The amount for the three months ended June 30, 2016 represents adjustments related to noncontrolling interests and the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended June 30, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$4,357	$(1,154)	$(8,772)	$(5,868)	$14,496	$(17,726)	$(14,667)
Depreciation and amortization	20,835	24,008	6,330	11,462	324	920	63,879
Amortization recorded to cost of sales	85	—	70	—	1,430	—	1,585
Net unrealized (gains) losses on derivatives	(659)	—	(1,369)	27	—	—	(2,001)
Inventory valuation adjustment	—	—	—	—	(19,182)	—	(19,182)
Lower of cost or market adjustments	—	—	2,476	—	1,602	—	4,078
(Gain) loss on disposal or impairment of assets, net	(3,559)	(730)	—	603	(7,528)	—	(11,214)
Equity-based compensation expense	—	—	—	—	—	8,821	8,821
Acquisition expense	—	—	—	—	—	(318)	(318)
Other income, net	44	18	4	182	168	1,694	2,110
Adjusted EBITDA attributable to unconsolidated entities	3,822	154	—	8	891	—	4,875
Adjusted EBITDA attributable to noncontrolling interest	—	(244)	—	182	—	—	(62)
Other	880	—	—	—	—	—	880
Adjusted EBITDA	$25,805	$22,052	$(1,261)	$6,596	$(7,799)	$(6,609)	$38,784

	Three Months Ended June 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(625)	$79,464	$(57)	$(2,502)	$149,769	$(32,149)	$193,900
Depreciation and amortization	8,968	24,434	4,449	9,687	417	951	48,906
Amortization recorded to cost of sales	84	—	195	—	1,317	—	1,596
Net unrealized (gains) losses on derivatives	(1,394)	1,359	892	70	—	—	927
Inventory valuation adjustment	—	—	—	—	(6,837)	—	(6,837)
Lower of cost or market adjustments	—	—	—	—	501	—	501
Loss (gain) on disposal or impairment of assets, net	1,485	(94,270)	32	31	(111,597)	—	(204,319)
Equity-based compensation expense	—	—	—	—	—	22,334	22,334
Acquisition expense	—	—	—	2	—	435	437
Other (expense) income, net	(1,455)	310	39	181	2,868	1,829	3,772
Adjusted EBITDA attributable to unconsolidated entities	2,688	(109)	—	(166)	894	—	3,307
Adjusted EBITDA attributable to noncontrolling interest	—	(837)	—	122	—	—	(715)
Adjusted EBITDA	$9,751	$10,351	$5,550	$7,425	$37,332	$(6,600)	$63,809

OPERATIONAL DATA
(Unaudited)

	Three Months Ended
	June 30,
	2017	2016
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	10,020	9,541
Crude oil transported on owned pipelines (barrels)	6,766	—
Crude oil storage capacity - owned and leased (barrels) (1)	6,324	6,115
Crude oil inventory (barrels) (1)	1,778	1,684

Water Solutions:
Wastewater processed (barrels per day)
Eagle Ford Basin	220,579	218,576
Permian Basin	232,105	136,351
DJ Basin	112,437	57,228
Other Basins	58,979	40,282
Total	624,100	452,437
Solids processed (barrels per day)	4,168	2,765
Skim oil sold (barrels per day)	2,525	2,000

Liquids:
Propane sold (gallons)	224,733	204,284
Butane sold (gallons)	91,517	96,308
Other products sold (gallons)	90,611	79,660
Liquids storage capacity - leased and owned (gallons) (1)	453,971	358,537
Propane inventory (gallons) (1)	94,488	112,756
Butane inventory (gallons) (1)	76,047	48,509
Other products inventory (gallons) (1)	6,977	9,285

Retail Propane:
Propane sold (gallons)	27,248	25,616
Distillates sold (gallons)	4,504	5,417
Propane inventory (gallons) (1)	9,868	8,539
Distillates inventory (gallons) (1)	2,022	2,166

Refined Products and Renewables:
Gasoline sold (barrels)	28,516	19,944
Diesel sold (barrels)	13,798	10,859
Ethanol sold (barrels)	1,014	1,030
Biodiesel sold (barrels)	627	751
Refined Products and Renewables storage capacity - leased (barrels) (1)	9,225	7,140
Gasoline inventory (barrels) (1)	2,748	2,532
Diesel inventory (barrels) (1)	1,973	2,391
Ethanol inventory (barrels) (1)	586	426
Biodiesel inventory (barrels) (1)	255	240

(1)	Information is presented as of June 30, 2017 and June 30, 2016, respectively.